Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Behneh Limited and its subsidiaries (collectively the “Group”) on Form F-1 of our report dated May 29, 2026, except for Note 1, Note 11 and Note 12, as to which the date is September 9, 2026, relating to our audits of the accompanying consolidated balance sheets of the Group as of October 31, 2025 and 2024, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholder’s equity and cash flows for each of the years in the two-year period ended October 31, 2025, and related notes.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

November 6, 2026